                                                                  EXHIBIT (a)(9)

          SUPPLEMENT TO THE OFFER TO PURCHASE DATED FEBRUARY 4, 1997

                         MAX ACQUISITION DELAWARE INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                            SEARS, ROEBUCK AND CO.

                      HAS INCREASED ITS OFFER TO PURCHASE
                ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF
                                 MAXSERV, INC.

                                      TO

                          $7.75 NET PER SHARE IN CASH

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, MARCH 14, 1997, UNLESS THE OFFER IS EXTENDED.

  This Supplement amends and supplements the Offer to Purchase, dated February 4, 1997, relating to the Offer by Max Acquisition Delaware Inc. ("Purchaser"), a wholly owned subsidiary of Sears, Roebuck and Co. ("Parent"). Purchaser is now offering to purchase any and all outstanding shares of common stock, par value $.01 per share ("Shares"), of MaxServ, Inc. (the "Company") at a price of $7.75 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the revised Letter of Transmittal. Purchaser, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of March 2, 1997 (the "Merger Agreement"), providing for, among other things, the increase in the price to be paid pursuant to the Offer and, following consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Purchaser with and into the Company (the "Merger").
  THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AS AMENDED AND DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE SPECIAL COMMITTEE RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. THE MERGER AGREEMENT HAS BEEN APPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE.
  THE MEMBERS OF THE SPECIAL COMMITTEE HAVE AGREED TO TENDER ALL OUTSTANDING SHARES OVER WHICH THEY HAVE DISPOSITIVE POWER, INCLUDING AN AGGREGATE OF 1,014,800 SHARES OWNED BY TWO INVESTMENT FUNDS.
  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THE EXERCISE, EXCHANGE OR SURRENDER OF OUTSTANDING OPTIONS TO ACQUIRE SHARES.
  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT
  Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (i) complete and sign one of the Letters of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such manually signed facsimile), or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and any other required documents to First Chicago Trust Company of New York (the "Depositary") and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a manually signed facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.
  If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in the Offer to Purchase.
  Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                     The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
March 3, 1997

                               TABLE OF CONTENTS

INTRODUCTION................................................................   1
SPECIAL FACTORS.............................................................   3
  Background of the Offer...................................................   3
  Fairness of the Offer.....................................................   3
  Purpose of the Offer and the Merger.......................................   4
  The Merger Agreement......................................................   4
  The Stockholder Tender Agreement..........................................  10
THE AMENDED OFFER...........................................................  11
  Amended Terms of the Offer................................................  11
  Procedure for Tendering Shares............................................  11
  Price Range of Shares.....................................................  12
  Source and Amount of Funds................................................  12
  Amendments to Conditions of the Offer.....................................  12
  Additional Information....................................................  15
  Miscellaneous.............................................................  15

To the Holders of Common Stock of
MaxServ, Inc.:

                                 INTRODUCTION

  The following information amends and supplements the Offer to Purchase, dated February 4, 1996 (the "Offer to Purchase"), of Max Acquisition Delaware Inc., a Delaware corporation and a wholly owned subsidiary of Sears, Roebuck and Co. Purchaser is now offering to purchase any and all outstanding shares of common stock, par value $.01 per share, of MaxServ, Inc., a Delaware corporation, at a purchase price of $7.75 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the revised Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Except as otherwise set forth in this Supplement and the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the related Letter of Transmittal remain applicable in all respects to the Offer and this Supplement should be read in conjunction with the Offer to Purchase. Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Offer to Purchase. Procedures for tendering Shares are set forth in the sections entitled "THE TENDER OFFER-- Procedure for Tendering Shares" of the Offer to Purchase and "THE AMENDED OFFER--Procedure for Tendering Shares" herein.

  THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  THE SPECIAL COMMITTEE HAS UNANIMOUSLY APPROVED THE OFFER AS AMENDED AND DETERMINED THAT THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS. THE SPECIAL COMMITTEE RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. THE MERGER AGREEMENT HAS BEEN APPROVED BY THE BOARD OF DIRECTORS OF THE COMPANY BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE.

  THE MEMBERS OF THE SPECIAL COMMITTEE HAVE AGREED TO TENDER ALL OUTSTANDING SHARES OVER WHICH THEY HAVE DISPOSITIVE POWER, INCLUDING AN AGGREGATE OF 1,014,800 SHARES OWNED BY TWO INVESTMENT FUNDS.

  Purchaser, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of March 2, 1997, providing for, among other things, (i) an increase in the price to be paid pursuant to the Offer from $7.00 per Share to $7.75 per Share, net to the seller in cash, (ii) an extension of the period the Offer is to remain open to provide for the initial expiration of the amended Offer at 12:00 midnight, New York City time, on Friday, March 14, 1997 and (iii) following consummation of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Purchaser with and into the Company. In the Merger each outstanding Share (other than Shares owned by Parent or Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who properly exercise their appraisal rights under the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL")) will be converted into the right to receive $7.75 per Share in cash (the "Merger Consideration"). See "SPECIAL FACTORS--Purpose of the Offer and the Merger" and "THE AMENDED OFFER--Amended Terms of the Offer" herein.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, INCLUDING THAT ALL OPTIONS TO ACQUIRE SHARES BE EXERCISED, SURRENDERED OR EXCHANGED. SEE "THE AMENDED OFFER--AMENDMENTS TO CONDITIONS OF THE OFFER."

  Based upon representations and warranties of the Company contained in the Merger Agreement, as of February 28, 1997, there were 10,948,506 Shares issued and outstanding. In addition, as of such date, (i) options to purchase approximately 1,157,633 Shares (the "Options") and (ii) a warrant to purchase 50,000 Shares (the "Warrant"), were outstanding. According to the Company, there were 491 holders of record of Shares on February 3, 1997. Purchaser is not offering to acquire the Options or Warrant in the Offer; holders of Options and Warrants desiring to obtain the Offer Price in the Offer must exercise such instruments and tender the Shares obtained thereby pursuant to the terms of the Offer. The exercise, exchange or surrender of all of the Options is a condition of the Offer. See "SPECIAL FACTORS--The Merger Agreement" and "THE AMENDED OFFER--Amendments to Certain Conditions of the Offer."

  In order to induce Purchaser and Parent to enter into the Merger Agreement, certain stockholders of the Company affiliated with Sunwestern Investment Fund II and Sunwestern Cayman 1984 Partners (collectively, the "Selling Stockholders"), have entered into a Stockholder Tender Agreement, dated as of March 2, 1997 (the "Stockholder Tender Agreement"), pursuant to which the Selling Stockholders have agreed to tender and sell all Shares owned by them pursuant to and in accordance with the terms of the Offer. The Selling Stockholders have represented they beneficially own an aggregate of 1,014,800 Shares.

  If Purchaser owns at least 90% of the outstanding Shares following consummation of the Offer (assuming the transfer of Parent's currently owned Shares to Purchaser), Purchaser would have the ability to consummate the Merger without a meeting or vote of the MaxServ Board or of the stockholders of the Company pursuant to the "short form" merger provisions of Section 253 of the DGCL. In such circumstances, Purchaser currently intends to so effectuate the Merger as soon as practicable. Parent currently owns 7,033,333 Shares, representing approximately 64.2% of the outstanding Shares as of February 28, 1997. As a result of Parent's ownership of Shares and Shares tendered by the Selling Stockholders, Purchaser will need to have approximately 1,805,523 Shares validly tendered and not withdrawn pursuant to the Offer, in addition to the Shares subject to the Stockholder Tender Agreement, in order to acquire 90% of the outstanding Shares.

  The Merger Agreement provides that promptly upon the purchase by Purchaser of the Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the MaxServ Board that equals the product of (i) the total number of directors on the MaxServ Board (giving effect to the election of directors pursuant to this paragraph) and (ii) the percentage that the aggregate number of Shares owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the MaxServ Board or securing the resignations of incumbent directors, or both. The Company shall cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the MaxServ Board to be appointed to each committee of the MaxServ Board, to the extent permitted by applicable law.

  In the event Purchaser and Parent own less than 90% of the outstanding Shares following consummation of the Offer, pursuant to the Merger Agreement, upon the request of Purchaser, the Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable for the purposes of voting on the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby, except as set forth below.

  The Merger Agreement provides that, at Parent's request, the Company will promptly prepare and file with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") a proxy statement or information statement relating to the Company Stockholder Meeting or written consent in lieu of the Company Stockholder Meeting (the "Proxy Statement") and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and obtain the necessary approvals by its stockholders of the Merger Agreement. Notwithstanding the foregoing, in the event that Purchaser acquires at least 90% of the outstanding Shares and Purchaser so requests, Parent, Purchaser and the Company will take all actions necessary and appropriate to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

  The discussion set forth in the section entitled "SPECIAL FACTORS--Background of the Offer" of the Offer to Purchase is hereby amended and supplemented as follows:

  On February 18, 1997, Mr. Nathaniel P. Turner, Chairman of the Special Committee, called Mr. John T. Pigott, an officer of Parent, and informed Mr. Pigott that the Special Committee was interested in meeting with representatives of Parent to discuss the Offer. Mr. Pigott called Mr. Turner on February 19, 1997 to schedule a meeting between representatives of Parent and the Special Committee to be held on February 26, 1997. Mr. Turner requested that he and Mr. Pigott confer privately prior to the February 26 meeting.

  On February 25, 1997, Mr. Pigott telephoned Mr. Turner and stated that Parent believed there was value to a negotiated transaction and that, as a result, Parent was prepared to increase the Offer Price in the context of a negotiated transaction. Mr. Pigott informed Mr. Turner, however, that Parent was not prepared to increase the Offer Price to the Special Committee's desired price range.

  Also on February 25, 1997, a representative of Merrill Lynch & Co. ("Merrill Lynch"), financial advisor to Parent, spoke with a representative of Broadview Associates LLC ("Broadview"), financial advisor to the Special Committee in an effort to discern whether a compromise as to the Offer Price was achievable. Merrill Lynch did not, however, make any offer to Broadview during this conversation.

  On February 26, 1997, representatives of Parent and Parent's legal advisors met with representatives of the Special Committee and the Special Committee's legal advisors. At this meeting the Special Committee and representatives of Parent discussed the issue of resolving the impasse on price. The parties agreed the discussions were productive and directed their advisors to identify the issues to be resolved in a negotiated transaction.

  On February 27, 1997, further discussions were held between Mr. Turner and Mr. Pigott and counsel to Parent and the Special Committee in an effort to resolve the issues associated with a negotiated acquisition.

  On March 1 and March 2, 1997, further negotiations took place between the Special Committee, through its counsel, Parent, through its counsel, and counsel to the plaintiffs in the litigation styled Gordon v. Bayless, et al., which had arisen out of the Offer, concerning the terms of a proposed Agreement and Plan of Merger. During that same time period, negotiations took place between representatives of Parent and Sunwestern concerning the terms of a proposed Stockholder Tender Agreement. Late on March 1, the Special Committee and Parent agreed in principal upon a price of $7.75 per Share. On March 2, 1997, the Special Committee unanimously approved the Offer and the Merger, determined that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. Following the Special Committee's meeting, the MaxServ Board met and, after approval of the Merger Agreement by the directors not designated by Parent, approved the Merger Agreement and recommended its approval by stockholders. On March 2, 1997, the Board of Directors of Purchaser also approved the Merger Agreement and the Offer, as amended hereby. Following such approval by the MaxServ Board, Parent, Purchaser and the Company executed and delivered the Merger Agreement. Concurrently therewith, Parent, Purchaser, and the Selling Stockholders executed and delivered the Stockholder Tender Agreement, pursuant to which the Selling Stockholders agreed to tender the 1,014,800 Shares beneficially owned by them in the Offer. On March 3, 1997, the Company and Parent jointly issued a press release announcing the execution of the Merger Agreement, the increase of the Offer Price to $7.75 per Share and the extension of the Offer.

FAIRNESS OF THE OFFER

  The discussion set forth in the section entitled "SPECIAL FACTORS--Fairness of the Offer" of the Offer to Purchase is hereby amended and supplemented as follows:

  Purchaser and Parent continue to believe that the Offer is fair to the Company's stockholders. In addition to considering the factors described in the section entitled "SPECIAL FACTORS--Fairness of the Offer" of the Offer to Purchase, and the fact that the Offer Price is higher than the price being offered at the time those factors were initially considered, in making this determination, Purchaser and Parent have also considered the following additional factors: (i) the Special Committee and the MaxServ Board have received an opinion (the "Broadview Opinion") from Broadview that the Offer Price is fair, from a financial point of view, to the stockholders of the Company other than Parent and Purchaser and (ii) the Offer is being made pursuant to a negotiated transaction with the Company and resulted from a negotiation process with a committee comprised of disinterested directors, represented by independent counsel, likely to produce the best transaction for the Company's stockholders. Purchaser and Parent did not find it practicable to, and did not, assign specific relative weights to any of the factors considered in reaching their opinion as to the fairness of the Offer.

PURPOSE OF THE OFFER AND THE MERGER

  The discussion set forth in the section entitled "SPECIAL FACTORS--Purpose and Structure of the Offer; Plans for the Company after the Offer" of the Offer to Purchase is hereby amended and supplemented as follows:

  On March 3, 1997, Parent, Purchaser and the Company entered into the Merger Agreement, pursuant to which, among other things, the parties have expressed their intention that the Merger be effected as promptly as practicable following the consummation of the Offer. Pursuant to the Merger Agreement, Purchaser has amended the Offer to provide for the terms and conditions set forth herein. Also on March 3, 1997, Parent, Purchaser and the Selling Stockholders executed and delivered the Stockholder Tender Agreement. Set forth below is a summary of the material provisions of the Merger Agreement and the Stockholder Tender Agreement. The full text of the Merger Agreement and the Stockholder Tender Agreement have been filed as exhibits (c)(1) and
(c)(2), respectively, to Amendment No. 5 to the Tender Offer Statement on
Schedule 14D-1 (the "Schedule
14D-1") filed with the Commission on March 3, 1997 and are incorporated herein by reference. Such exhibit should be available for inspection and copies should be obtainable in the manner set forth below under "THE AMENDED OFFER-- Miscellaneous." The summary contained herein is qualified in its entirety by such reference.

THE MERGER AGREEMENT

  The Offer. The Merger Agreement provides that, as promptly as practicable following the execution thereof, Parent and Purchaser will amend the Offer to provide (a) for a purchase price per Share of $7.75, (b) for the period the Offer is to remain open to be extended to provide for an initial expiration of the Offer no later than 12:00 midnight on Friday, March 14, 1997 and (c) for the consummation of the Offer to be subject, in addition to the conditions set forth in the Offer to Purchase, only to the condition set forth in the section of this Supplement entitled "THE AMENDED OFFER--Amendments to Conditions of the Offer" below. The Merger Agreement further provides that without the prior written consent of the Company, neither Parent nor Purchaser shall (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) extend the Offer if all of the Offer Conditions (as defined in the Merger Agreement) have been satisfied or waived,
(iv) change the form of consideration payable in the Offer, (v) amend, modify, or add to the Offer Conditions (provided that Parent or Purchaser in its sole discretion may waive any such conditions) or (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Parent and Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the Commission or any other governmental authority or agency (domestic, foreign or supranational) applicable to the Offer, and (C) extend the Offer for any reason on one or more occasions for an aggregate of not more than fifteen business days beyond the latest expiration date that would otherwise be permitted under clauses (A) and (B) of this sentence in order to obtain at least 90% of the outstanding Shares. Parent will make available sufficient funds sufficiently in advance of the Effective Time (as defined below) to consummate the Offer in accordance with the provisions of the Merger Agreement.

  The Merger. The Merger Agreement provides that, following the consummation of the Offer, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall, following the Merger, continue as a wholly owned subsidiary of Parent, governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, continuing unaffected by the Merger. At the time the Merger is effective (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury or owned by Parent or Purchaser or Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the
DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Merger Consideration.

  The Merger Agreement provides that the Certificate of Incorporation of the Company will be amended at the Effective Time to read as set forth in Annex B to the Merger Agreement, and the By-Laws of Purchaser at the Effective Time will be the By-Laws of the Surviving Corporation, subject to the obligation of Purchaser and Parent to continue in force and effect certain obligations of the Company to indemnify its officers and directors. The Merger Agreement also provides that the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

  Company Stock Options and Warrant. The Merger Agreement provides that prior to consummation of the Offer, the Company may enter into agreements in respect of outstanding options ("Options") issued under the Company's 1988 Stock Option Plan and the Company's 1994 Stock Option Plan (collectively, the "Stock Option Plans") and any other Options issued by the Company, providing for either (i) the payment upon surrender of the Option upon consummation of the Offer or at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the Merger Consideration and the exercise price of such Option less an amount equal to all taxes required to be withheld from such payment or (ii) with the consent of Parent, exchange of such Options into certain options to acquire shares of Parent's common stock. The Company may, if (and only if) an Option holder enters into an agreement described in the preceding sentence, accelerate the vesting of any outstanding Options. The Merger Agreement further provides that the Company shall immediately provide the notice of the Merger required by Section 4.1(d) of the Warrant No. 1 to purchase 50,000 shares issued to Needham & Co., Inc. dated August 30, 1994.

  Recommendation. The Company represents and warrants in the Merger Agreement that (i) the Special Committee has unanimously adopted resolutions, determining that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company other than Parent and recommending without qualification that the Stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt the Merger Agreement and the Merger, and (ii) the disinterested directors of the Company Board and the Company Board have each unanimously adopted resolutions (A) approving and adopting the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Stockholder Tender Agreement and the transactions contemplated thereby, in all respects and (B) taking all other action necessary to render any state takeover statutes inapplicable to the Offer, the Merger and the Stockholder Tender Agreement.

  Interim Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period from the date of the Merger Agreement to the Effective Time, the Company will conduct its business and operations only in the ordinary and usual course of business consistent with past practice. The Merger Agreement provides that the Company will use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of its operating personnel and to preserve the goodwill of suppliers and others having business relationships with it. Pursuant to the Merger Agreement, without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, prior to the Effective Time, the Company will not, without the prior written consent of Parent: (i) amend its Certificate of Incorporation or By-Laws; (ii)(a) create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases, except in the ordinary course of business consistent with past practice or (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided, however, that the Company may endorse negotiable instruments in the ordinary course of business consistent with past practice;
(iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock of the Company; (iv) issue, sell, grant, purchase or redeem, or issue, whether by dividend or otherwise, or sell any securities convertible into or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe to or otherwise purchase, or subdivide or in any way reclassify, any shares of capital stock or other securities of the Company, except for the exercise of the Options and Warrants outstanding on the date of the Merger Agreement; (v)(a) increase the aggregate amount of compensation payable or to become payable by the Company to its directors, officers or employees whether by salary or bonus or (b) increase the rate or term of, or otherwise alter, any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees;
(vi) enter into any agreement, commitment or transaction, except agreements, commitments or transactions in the ordinary course of business consistent with past practice or settlements with the Internal Revenue Service or other similar authority as permitted by Section 7.02(b) of the Merger Agreement; (vii) sell, transfer, mortgage, pledge or grant any security interest, lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice; (viii) waive any right under any contract or other agreement identified in the Company's Disclosure Schedule (as defined in the Merger Agreement); (ix) other than as and when required by any change in generally accepted accounting principles, make any material change in its accounting or tax methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting or tax purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable; (x) make any loan or advance to any of its stockholders, officers, directors, employees (other than advances to field sales personnel, vacation advances, relocation advances and travel advances in each case made in the ordinary course of business in a manner consistent with past practice), or make any other loan or advance to any other person or group otherwise than in the ordinary course of business consistent with past practice; (xi) terminate or fail to renew, where such renewal is at the Company's option, any contract or other agreement other than in the ordinary course of business, the termination or failure of which to renew would have a Material Adverse Effect (as defined below); (xii) enter into any collective bargaining agreement or employment agreement; (xiii) make any addition to or modification of the Company's existing employee benefits plans or adopt any new employee benefit plan; (xiv) take, agree to take or do, or with respect to anything within the Company's control, knowingly permit to be done or to be taken any action in the conduct of its business which (a) would cause any of the representations of the Company to be or become untrue in any material respect, and (b) would reasonably be expected to have a Material Adverse Effect; (xv) fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local and foreign tax laws; or
(xvi) agree to do any of the foregoing.

  When used in the Merger Agreement, the term "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of the Company or on the ability of the Company, Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement, or any event or events which, individually or in the aggregate, constitute or, with the passage of time, would constitute a "Material Adverse Effect."

  Other Agreements of Parent, Purchaser and the Company. In the Merger Agreement, the Company, its affiliates and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents have agreed that they shall immediately cease any existing discussions or negotiations, if any, with any parties (other than Purchaser and Parent) conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company. The Company, its present affiliates and their respective officers, directors, employees, representatives or agents have also agreed that none of them shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent and Purchaser) concerning any Acquisition Proposal (as defined in the Merger Agreement) or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal. The Company has agreed to use its best efforts to ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representatives retained by the Company are aware of the restrictions set forth in the preceding sentences. In the event that a third party makes a fully financed all cash tender offer for the Shares at a price in excess of the Offer Price, the obligation of the Special Committee and the Company's Board of Directors to continue to recommend the Offer Price shall be relieved to the extent necessary, in the opinion of legal counsel, to permit the Special Committee and the Company's Board of Directors to satisfy their obligations under Rule 14e-2 promulgated by the Commission under the Exchange Act.

  Pursuant to the Merger Agreement, between the date of the Merger Agreement and the Effective Time, the Company will, during ordinary business hours and upon reasonable advance notice, (i) give Parent and Parent's authorized representatives all access the Parent shall reasonably request to all books, records (including, without limitation, the workpapers of the Company's outside accountants), contracts, commitments, offices, and other facilities and properties of the Company and its personnel, representatives, accountants and agents, provided, however, that all such access shall take place after appropriate prior consultation with the officers of the Company, (ii) will permit Parent to make such inspections as Parent may reasonably request and
(iii) will cause the Company's officers and advisors to furnish Parent with such financial and operating data and other information with respect to the business, personnel, assets, liabilities and properties of the Company as Parent may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company.

  The Merger Agreement provides that promptly upon the purchase by Purchaser of the Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the MaxServ Board that equals the product of (i) the total number of directors on the MaxServ Board (giving effect to the election of directors pursuant to this paragraph) and (ii) the percentage, expressed as a decimal, that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such Purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the MaxServ Board or securing the resignations of incumbent directors, or both. The Company shall cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the MaxServ Board to be appointed to each committee of the MaxServ Board, to the extent permitted by applicable law.

  Pursuant to the Merger Agreement, in the event that Purchaser owns less than ninety percent (90%) of the outstanding shares of Common Stock following expiration of the Offer, the Company shall take all action to the extent necessary to consummate the Merger in accordance with applicable law, including, causing a meeting of its stockholders to be duly called and held as soon as practicable for the purposes of voting on the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby.

  The Merger Agreement provides that, at Parent's request, the Company will promptly prepare and file with the Commission under the Exchange Act the Proxy Statement and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time and obtain the necessary approvals by its stockholders of the Merger Agreement. Notwithstanding the foregoing, in the event that Purchaser acquires at least 90% of the outstanding Shares and Purchaser so requests, Parent, Purchaser and the Company will take all actions necessary and appropriate to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.

  Parent has agreed that all rights to indemnification now existing in favor of present and former directors, officers and employees of the Company ("Indemnified Parties") as provided in the Company's Certificate of Incorporation and By-laws, or rights of indemnification equivalent thereto, and limitations of liability in the

Company's Certificate of Incorporation or limitations equivalent thereto, shall survive the Merger and shall continue in full force and effect for a period of at least six years. Parent has agreed to cause to remain in full force and effect and cause the Surviving Corporation to fully perform all indemnity agreements with Indemnified Parties in effect on the date of the Merger Agreement. For a period of at least six years after the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Party and advance expenses in connection with such indemnification. In addition, Parent has agreed that for six years after the Effective Time, Parent will cause the Surviving Corporation to use reasonable efforts to maintain, officers' and directors' liability insurance with respect to acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in effect on the date of the Merger Agreement or at the Effective Time or at Parent's option, such less favorable terms as Parent may provide its own directors and officers.

  The Merger Agreement provides that the Company, Purchaser and Parent will each use their best efforts to consummate the transactions contemplated by the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including without limitation, representations by the Company as to corporate existence and good standing, subsidiaries, capital structure, corporate authorization, consents and approvals, taxes, brokers and finders, undisclosed liabilities, certain changes or events concerning its businesses, compliance with applicable law, employee benefit plans, litigation and environmental liabilities.

  Conditions to the Merger. The obligations of each of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction of certain conditions, which have not been waived at or prior to the Closing of the Merger, including (i) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any is required, of the stockholders of the Company required by the Company's Certificate of Incorporation and By-Laws and the DGCL; (ii) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement and which is in effect at the Effective Time, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered and (iii) no statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal. The obligation of Purchaser and Parent to effect the Merger is further subject to satisfaction of the conditions, unless waived by Parent, that (i) Purchaser shall have accepted for payment Shares tendered pursuant to the Offer, provided that this condition will be deemed satisfied with respect to Purchaser and Parent if Purchaser shall have failed to purchase Shares pursuant to the Offer in violation of the terms of the Offer, (ii) the Company shall have performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time, provided that this clause (ii) shall not apply after Purchaser has designated a majority of directors to serve on the MaxServ Board as provided in the Merger Agreement or Purchaser's and Parent's designees otherwise constitute a majority of the MaxServ Board and (iii) there shall have been no change in the Special Committee's recommendation that the stockholders of the Company accept the Offer. The obligation of the Company to effect the Merger is further subject, unless waived by the Company, to Parent and Purchaser having performed and complied in all material respects with the agreements and obligations contained in the Merger Agreement required to be performed and complied with by each of them at or prior to the Effective Time.

  Termination. The Merger Agreement may be terminated and the Offer (if Purchaser has not accepted Shares for payment) and the Merger may be abandoned at any time prior to the Effective Time: (i) by mutual written consent of Parent, Purchaser and the Company; (ii) by Parent and Purchaser or by the Company if the Closing of the Merger shall not have occurred on or prior to December 31, 1997; (iii) by Parent and Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment of and payment for the Shares and such order, decree, ruling or other action shall have become nonappealable; (iv) by Parent and Purchaser if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement, Purchaser shall have terminated the Offer or allowed the Offer to expire without the purchase of any Shares thereunder; (v) by the Company if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company which would entitle Parent or Purchaser to terminate the Merger Agreement pursuant to clause (vi) of this paragraph and, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement or otherwise, Purchaser shall have terminated the Offer or allowed the Offer to expire without the purchase of any Shares thereunder; (vi) by Parent and Purchaser prior to the purchase of Shares pursuant to the Offer if (a) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect, (b) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect or (c) the Special Committee shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or (vii) by the Company if (a) there shall have been a breach of any representation or warranty on the part of Parent or Purchaser which materially adversely affects the consummation of the Offer or the Merger and which representation or warranty remains incorrect at the date of termination under this clause (a), or (b) there shall have been a material breach of any covenant or agreement on the part of Parent or Purchaser and which materially adversely affects the consummation of the Offer or the Merger.

  Termination Fee and Expenses. In the event that (i) Parent and Purchaser terminate the Merger Agreement pursuant to clause (vi) of the preceding paragraph, the Company shall reimburse Parent, Purchaser and their affiliates (not later than five business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, reasonable attorneys' fees, reasonable fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants and filing fees and printing costs).

  Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement and abandonment of the Offer and the Merger, the Merger Agreement will become void and have no effect, without any liability on the part of any party to the Merger Agreement or its affiliates, directors, officers or stockholders, provided that a party will not be relieved from liability for any damages arising out of any willful or intentional breach of the Merger Agreement or from their obligations with respect to brokers and finders, and expenses of the parties.

  Costs and Expenses. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

  Amendments and Modifications. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained in the Merger Agreement executed by duly authorized officers of the respective parties except that (i) prior to consummation of the Offer, consent by the Company shall require the approval of the Special Committee and (ii) after the consummation of the Offer, the price per Share to be paid pursuant to the Merger Agreement to the holders of Shares may not be decreased and the form of consideration to be received by the holders of Shares in the Merger may not be altered, and no other amendment which would adversely affect the holders of Shares or may be made, without the approval of the applicable holders.

THE STOCKHOLDER AGREEMENT

  Concurrently with the execution of the Merger Agreement, Purchaser and Parent entered into the Stockholder Tender Agreement with the Selling Stockholders. The Selling Stockholders have represented they own an aggregate of 1,014,800 Shares (representing approximately 9.3% of the outstanding Shares). Pursuant to the Stockholder Tender Agreement, each Selling Stockholder has agreed to tender and sell all Shares owned by it to Purchaser pursuant to and in accordance with the terms of the Offer. In addition, the Selling Stockholders have agreed to irrevocably waive any rights of appraisal or rights to dissent from the Merger that such Selling Stockholder may have under applicable law.

  The Stockholder Tender Agreement remains in effect until the earliest to occur of (i) the date the Merger Agreement is terminated in accordance with its terms, (ii) the purchase of all the Shares pursuant to the Offer and (iii) April 4, 1997; provided, however, that this Agreement will automatically extend for up to sixty (60) days if the consummation of the Offer has been enjoined or otherwise stayed by any court or other governmental authority.

  During the term of the Stockholder Tender Agreement, no Selling Stockholder will, except pursuant to the terms of the Offer, (i) offer to sell, sell, pledge or otherwise dispose of or transfer (except by operation of law in a merger or business combination of the Company with or into any other entity or entities) any interest in or encumber with any lien any of its Shares, (ii) acquire any Shares or other securities of the Company (except for additional Shares or securities issued as a result of a stock dividend, stock split, recapitalization or similar event, and any such additional Shares or securities will be deemed to constitute Shares subject to the Stockholder Tender Agreement), (iii) deposit its Shares into a voting trust, agreement or arrangement with respect to its Shares or grant any proxy or power of attorney with respect to its Shares or (iv) enter into any contract, option or other arrangement or undertaking with respect to the sale, assignment or other disposition of or transfer of any interest in or the voting of any Shares or any other securities of the Company. In addition, each Selling Stockholder has agreed not to initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than Parent or an affiliate of Parent) with respect to the Company that constitutes or reasonably may be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or authorize or permit any person or entity acting on behalf of such Selling Stockholder to do any of the foregoing.

  Pursuant to the Stockholder Tender Agreement, beginning on the date thereof and ending on the date of termination of the Stockholder Tender Agreement, each Selling Stockholder has agreed to vote each Share owned by it at any annual, special or adjourned meeting of the stockholders of the Company or execute a written consent in lieu thereof (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement; and (iii) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (a) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (b) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; and (c)(1) any change in a majority of the persons who constitute the MaxServ Board as of the date of the Stockholder Tender Agreement, except as contemplated by the Merger Agreement; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws, as amended to the date of the Stockholder Tender Agreement; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (c)(1), (2), (3) and (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Tender Agreement.

                               THE AMENDED OFFER

AMENDED TERMS OF THE OFFER

  The terms of the Offer set forth under the section entitled "THE TENDER OFFER--Terms of the Offer" of the Offer to Purchase are hereby amended and supplemented as follows:

  The price to be paid for Shares purchased pursuant to the Offer has been increased from $7.00 to $7.75 per Share, net to the seller in cash, without interest thereon. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), after the Expiration Date, Purchaser will promptly accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the section entitled "THE TENDER OFFER--Withdrawal Rights" of the Offer to Purchase. All stockholders whose Shares are tendered and purchased pursuant to the Offer (including those Shares tendered prior to the date hereof) will receive the increased price. The Merger Agreement provides that, without the prior consent of the Company, the consideration of $7.75 per Share may not be decreased.

  THE EXPIRATION DATE OF THE OFFER HAS BEEN EXTENDED AND THE OFFER WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 14, 1997, unless and until Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Merger Agreement provides that Purchaser may extend the Offer under certain circumstances. See "SPECIAL FACTORS--The Merger Agreement." Shares tendered pursuant to the Offer may be withdrawn in the manner set forth in the section entitled "THE TENDER OFFER--Withdrawal Rights" of the Offer to Purchase at any time unless theretofore accepted for payment as provided in the Offer.

  Certain conditions of the Offer as set forth in the section entitled "THE TENDER OFFER--Certain Conditions of the Offer" of the Offer to Purchase have been amended. See "THE AMENDED OFFER--Amendments to Conditions of the Offer."

PROCEDURE FOR TENDERING SHARES

  The procedures for tendering Shares set forth in the section entitled "THE TENDER OFFER--Procedure for Tendering Shares" of the Offer to Purchase are amended and supplemented as follows:

  Tendering stockholders may continue to use the original BLUE Letter of Transmittal and the original GREY Notice of Guaranteed Delivery previously circulated with the Offer to Purchase or may use the revised PINK Letter of Transmittal and the revised YELLOW Notice of Guaranteed Delivery circulated with this Supplement. Although the BLUE Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless receive the increased Offer price of $7.75 per Share for each Share validly tendered (and not properly withdrawn) and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.

  STOCKHOLDERS WHO PREVIOUSLY TENDERED THEIR SHARES PURSUANT TO THE OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED PRICE OF $7.75 PER SHARE, EXCEPT AS MAY BE REQUIRED BY THE PROCEDURE FOR GUARANTEED DELIVERY IF SUCH PROCEDURE WAS UTILIZED.

  See the section entitled "THE TENDER OFFER--Withdrawal Rights" of the Offer to Purchase for the procedures for withdrawing Shares tendered pursuant to the Offer.

PRICE RANGE OF SHARES

  The discussion set forth in the section entitled "THE TENDER OFFER--Price Range of Shares; Dividends" of the Offer to Purchase is hereby amended and supplemented as follows:

  The Shares are listed and traded on the Nasdaq SmallCap MarketSM under the symbol "MXSV." The following table sets forth for the quarterly fiscal periods ended August 31, November 30, February 28 and May 31, the high and low bid quotations per Share as reported by published financial sources.

                                                                    HIGH   LOW
                                                                    ----- -----
Fiscal Year ended May 31, 1995:
  First Quarter.................................................... $5.25 $3.75
  Second Quarter...................................................  5.00  3.50
  Third Quarter....................................................  4.50  3.75
  Fourth Quarter...................................................  4.00  3.13
Fiscal Year ended May 31, 1996:
  First Quarter.................................................... $4.13 $3.00
  Second Quarter...................................................  3.75  3.00
  Third Quarter....................................................  3.63  2.25
  Fourth Quarter...................................................  4.25  2.75
Fiscal Year ending May 31, 1997:
  First Quarter.................................................... $5.50 $3.50
  Second Quarter...................................................  5.50  4.63
  Third Quarter (ending February 28, 1997).........................  7.63  4.63

  On December 4, 1996, the last full trading day before Parent publicly announced its desire to acquire, through Purchaser, all of the outstanding Shares not already owned by Parent and the commencement of negotiations with the Company, the last reported bid quotation per Share as reported by the National Quotation Bureau was $4.88. On February 3, 1997, the last full day of trading prior to the commencement of the Offer, the last reported bid quotation per Share as reported by the National Quotation Bureau was $7.00.

  On February 28, 1997, the last full trading day prior to the announcement of the increased price to be paid pursuant to the Offer and the execution of the Merger Agreement, the last reported bid quotation per Share as reported by the National Quotation Bureau was $7.31.

  HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE
SHARES.

SOURCE AND AMOUNT OF FUNDS

  The information contained in the Section entitled "THE TENDER OFFER--Source and Amount of Funds" of the Offer to Purchase is hereby amended and supplemented as follows:

  Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis (excluding Shares held by Parent or Purchaser) will be approximately $39,701,747. Purchaser will obtain such funds from Parent, which will obtain such funds from its working capital. The Offer is not conditioned upon obtaining any arrangements for the financing of the Offer.

AMENDMENTS TO CONDITIONS OF THE OFFER

  The conditions to the Offer as set forth in the section entitled "THE TENDER OFFER--Certain Conditions of the Offer" of the Offer to Purchase are hereby amended and restated in their entirety as follows:

  Notwithstanding any other provision of the Merger Agreement or the Offer, but subject to Section 2.01(a) of the Merger Agreement, the Purchaser shall not be required to accept for payment, purchase or pay for any

Shares of the Company tendered, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for any Shares, if prior to the time of acceptance for payment of Shares tendered pursuant to the Offer (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), the Company shall not have entered into agreements with the holders of Options, which have not been exercised prior to the Expiration Date, providing for the surrender of such Options in exchange for (i) an amount of cash equal to the difference between the exercise price of all such Options and the Merger Consideration less all taxes required to be withheld from payment, or
(ii) with the consent of Parent, certain options to acquire shares of Parent's common stock, or any of the following shall occur or exist:

    (a) there shall have been threatened, instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, other than the matter styled Gordon v. Bayless, et al, as pending on the date hereof, (i) challenging the acquisition by Parent or Purchaser of the Shares, seeking to restrain or prohibit the making or consummation of the Offer, including, but not limited to any such challenge to the Offer based upon the provisions of the Stock Purchase Agreement (as defined in the Merger Agreement); (ii) seeking to obtain from Parent or Purchaser any damages, fines or legal sanctions; (iii) seeking to prohibit or limit the ownership or operation by Parent or Purchaser or any of their affiliates of any portion of the business or assets of the Company or to compel Parent or Purchaser or any of their affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or of Purchaser or seeking to impose any limitation on the ability of Parent or Purchaser or any of their affiliates to conduct such business or own such assets; (iv) seeking to impose or confirm limitations on the ability of Parent or Purchaser or any of their affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of their affiliates on all matters properly presented to the Company's stockholders;
  (v) seeking to require divestiture by Parent or Purchaser or any of their affiliates of any Shares; or (vi) seeking any material diminution in the benefits expected to be derived by Parent or Purchaser or any of their affiliates as a result of the transactions contemplated by the Offer, which, in Parent's sole discretion, could be expected to have a material adverse effect on the business, properties, assets, liabilities, shareholder's equity, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company considered on a consolidated basis or on the ability of the Company, Parent or Purchaser to consummate the transactions contemplated by the Offer, the Merger or any similar business combination by Purchaser or any affiliate of Parent with the Company, or otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Merger or any such business combination by Purchaser or any affiliate of Parent with the Company; or

    (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, promulgated, entered, enforced, issued or deemed applicable to the Offer, the Merger, or other similar business combination by Purchaser or any affiliate of Parent with the Company, or any other action shall have been taken by any government, governmental authority or agency or court with respect to a proceeding described in paragraph (a) above, domestic or foreign, that has, or, in Parent's sole discretion, could be expected to result in, any of the consequences referred to in paragraph (a) above; or

    (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholder's equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company that, in the sole judgment of Parent, is or may be materially adverse to the Company or to the value of the Shares to Purchaser, Parent or any other affiliate of Parent or Purchaser, or Parent shall have become aware of any facts that, in the sole judgment of Parent, have or may have material adverse significance with respect to either the value of the Company or the value of the Shares to Purchaser, Parent or any other affiliate of Parent, other than as reflected in the Disclosure Schedule; or

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., any other national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on February 28, 1997; (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor; (v) the commencement of a war or armed hostilities or other international calamity directly or indirectly involving the United States; or (vi) in the case of any of the foregoing existing March 3, 1997, a material acceleration or worsening thereof; or

    (e) unless Parent shall have consented in writing, the Company shall have
  (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization;
  (ii) issued, distributed, pledged or sold, or authorized, proposed or announced the issuance, distribution, pledge or sale of (A) any shares of capital stock (including, without limitation, the Shares), or securities convertible into any such shares, or any rights, warrants, or options to acquire any such shares or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for Shares; (iii) purchased or otherwise acquired or caused a reduction in the number of, or proposed or offered to purchase or otherwise acquire or cause a reduction in the number of, any outstanding Shares or other securities of the Company, except as permitted by Section 4.05(a) of the Merger Agreement;
  (iv) declared or paid any dividend or distribution on any shares of capital stock or issued, or authorized, recommended or proposed the issuance of, any other distribution in respect of the Shares, whether payable in cash, securities or other property, or altered or proposed to alter any material term of any outstanding security; (v) issued, or announce its intention to issue, any debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with its past practice; (vi) authorized, recommended, proposed or publicly announced its intention to enter into (A) any merger, consolidation, liquidation, dissolution, business combination, acquisition or assets or securities or disposition of assets or securities other than in the ordinary course of business, (B) any material change in its capitalization, (C) any release or relinquishment of any material contract rights, or (D) any comparable event not in the ordinary course of business; (vii) authorized, recommended or proposed or announced its intention to authorize, recommend or propose any transaction which could adversely affect the value of the Shares; (viii) proposed, adopted or authorized any amendment to its Certificate of Incorporation or Bylaws or similar organizational documents or Purchaser or Parent shall have learned about any such proposal or amendment which shall not have been previously disclosed; (ix) entered into any new material contracts or cancelled or substantially changed the terms of any existing material contracts; or (x) agreed in writing or otherwise to take any of the foregoing actions; or

    (f) the Company shall have (i) entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business; (ii) entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any employee as a result of or in connection with the transactions contemplated by the Offer, the Merger or other business combination; or (iii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement and Income Security Act of 1974, as amended) of the Company, or Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase; or

    (g) Purchaser, Parent or another affiliate of Parent and the Company shall have entered into an agreement that the Offer be terminated or amended or Purchaser, Parent or another affiliate of Parent shall have entered into an agreement with the Company providing for a merger or other business combination with the Company, which, in the sole judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser, Parent or any affiliate of Parent) giving rise to any such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding upon all parties.

ADDITIONAL INFORMATION

  During the course of negotiations with the Special Committee, discussions took place between counsel to Parent and counsel to plaintiffs in the shareholder litigation arising out of the Initial Offer, styled as Gordon v. Bayless, et al., plaintiff's counsel and Parent's counsel have agreed that the increased Offer Price represents a fair value for the Shares and, subject to confirmatory discovery, would resolve the issues outstanding in the litigation.

MISCELLANEOUS

  Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Offer cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OTHER THAN AS CONTAINED HEREIN, IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OF REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

  Parent and Purchaser have filed with the Commission the Schedule 14D-1, pursuant to Rule 14d-1 of the Exchange Act, and a Transaction Statement on
Schedule 13E-3, pursuant to Rule 13e-3 of the Exchange Act, respectively, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1, Schedule 13E-3 and any amendments thereto, including exhibits, may be examined at, and copies may be obtained by mail at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http:\\www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

                                          Max Acquisition Delaware Inc.

March 3, 1997

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                               ----------------

                            Facsimile Transmission:
                                (201) 222-4720
                                      or
                                (201) 222-4721

                             Confirm by Telephone:
                                (201) 222-4707

        By Hand:             By Overnight Courier:            By Mail:
   First Chicago Trust        First Chicago Trust        First Chicago Trust
         Company                    Company                    Company
       of New York                of New York                of New York
  Attention: Tenders &       Attention: Tenders &       Attention: Tenders &
        Exchanges                  Exchanges                  Exchanges
c/o THE DEPOSITORY TRUST        Suite 4680--MXV         P.O. Box 2569, Suite
         COMPANY              14 Wall Street, 8th               4660
55 Water Street, DTC TAD             Floor             Jersey City, NJ 07303-
    Vietnam Veterans          New York, NY 10005                2569
     Memorial Plaza
   New York, NY 10041

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                     THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.

                            World Financial Center
                                  North Tower
                         New York, New York 10281-1330

                         (212) 449-8209 (Call Collect)

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005

                           Toll Free (800) 848-3405

                    Banks and Brokerage Firms, please call:
                                (212) 269-5550